Consent of Independent Auditor

We consent to the incorporation by reference into this Registration Statement on Form S-8 of Alpine Summit Energy Partners, Inc. (the "Company") being filed with the United States Securities and Exchange Commission of our report dated April 25, 2022, with respect to the consolidated statement of financial position of the Company as at December 31, 2021, and the consolidated statements of loss and comprehensive loss, statements of changes in shareholders' deficiency and statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

June 3, 2022

Weaver and Tidwell, L.L.P.

24 Greenway Plaza, Suite 1800 | Houston, Texas 77046

Main: 713.850.8787

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